UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

                              American Dairy, Inc.
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             (Exact name of registrant as specified in its charter)

                 Utah                                    87-0445575
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(State of Incorporation or organization)    (I.R.S. Employer Identification No.)


          C-16 Shin Chen International Building, No. 10, Jiu-shen Road,
                              Zho Yan Chu, Beijing
                          The Peoples Republic of China
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               (Address of principal executive offices (Zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class             Name of each exchange on which
        to be so registered               each class to be registered
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  Common stock, $0.001 par value                Pacific Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ___

Securities Act registration statement file number to which this form relates: N/A
         ---

Securities to be registered pursuant to Section 12 (g) of the Act:

                                       None
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                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

         American Dairy, Inc. ("American Dairy"), a Utah corporation, is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share. As of December 31, 2004, American Dairy had 13,556,354 shares issued and outstanding.

         American Dairy is currently registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as Amended, and its common stock trades on the NASD over-the-counter Electronic Bulletin Board under the symbol "ADiY". The common stock of American Dairy is also to be listed on the Pacific Exchange initially under the symbol ADiY. Listing on the Pacific Exchange is expected to commence on April 18, 2005.

Common Stock

         Holders of Common Stock are entitled to vote for each share held on all matters voted upon by stockholders, including the election of directors. The holders of Common Stock have no preemptive rights to purchase or subscribe for any stock of American Dairy now or hereafter authorized or for securities convertible into such stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. Upon any liquidation of American Dairy, the holders of Common Stock are entitled to share ratably in assets available for distribution therefor at such times and in such amounts as the Board of Directors may from time to time determine.

         Shareholders are not entitled to cumulative voting rights, and accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect the entire class of directors to be elected each year if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person as a director of such class.

Dividend Restrictions

         There currently are no restrictions on the payment of dividends by American Dairy. However, the terms of the instruments governing the future indebtedness of American Dairy may contain restrictions on the payment of dividends and the making of distributions on its capital stock (other than stock dividends) and the purchase or redemption of outstanding capital stock of American Dairy. By reason of these restrictions, American Dairy may be unable to pay dividends on its Common Stock for some period, which cannot presently be estimated.

         American Dairy has not declared or paid any dividends on its Common Stock and presently does not expect to declare or pay any such dividends in the foreseeable future. American Dairy has not yet formulated a future dividend policy in the event restrictions on its ability to pay dividends are created.

Transfer Agent and Registrar

         The transfer agent and registrar for American Dairy is Interwest Stock Transfer Co., 1981 Murray Road, #100, Halladay, Utah 84117-5148; telephone (801) 272-9294.

Item 2. Exhibits

3.1 Articles of Incorporation       Articles of Incorporation of American Dairy,
                                    as amended, are incorporated herein by
                                    reference to Exhibit 3.1 to its registration statement on Form 10-SB, as filed with the Securities and Exchange Commission on
                                    September 16, 1999.

3.2 Amendment to Articles of        Amendment to Articles of Incorporation of
    Incorporation                   American Dairy dated May 6, 2003 is
                                    incorporated herein by reference to Exhibit
                                    3.2 to the Form 10-KSB of American Dairy for its fiscal year ended December 31, 2003.


3.3 By-Laws                         By-Laws of American Dairy are incorporated
                                    herein by reference to Exhibit 3.2 to its registration statement on Form 10-SB, as filed with the Securities and Exchange
                                    Commission on September 16, 1999.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant:                     AMERICAN DAIRY, INC.

                                /s/ Leng You-Bin
                                ------------------------------------------
                                Leng You-Bin, Chief Executive Officer and
                                President

Date: April 14, 2004

Directors of the Registrant:


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Leng You-Bin                    Liu Hua

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Liu Sheng-Hui                   Hui-Lan Lee

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Dr. Kevin L. Tseng              Kirk G. Downing